Exhibit 5.0
Opinion of David S. Klarman, Esq.

                            U.S. WIRELESS CORPORATION
                          2303 Camino Ramon, Suite 200
                               San Ramon, CA 94583

                                                                 August 27, 1998

Securities and Exchange Commission
Washington DC 20549

                  Re:        U.S. Wireless Corporation
                             Registration Statement on Form S-3
                             File No. 333-

Ladies and Gentlemen:

     As counsel to U.S. Wireless Corporation (the "Registrant") with respect to the above Registration Statement on Form S-3 relating to the registration of up to an aggregate 3,761,839 shares of Common Stock to be sold by certain Selling Securityholders, of which 220,000 shares are issuable upon the exercise of options granted to certain Selling Securityholders and 338,982 shares issuable upon conversion of the shares of Series A Preferred Stock, as may be adjusted for the issuance of additional shares upon payment of the dividend in shares of Series A Preferred Stock. I have examined the Certificate of Incorporation and By-Laws of the Registrant, as amended through the date hereof, and such other materials as I deemed pertinent. It is my opinion that:

     The 3,202,857 shares of Common Stock have been legally issued, fully paid and non-assessable.

     The 50,000 shares of Series A Preferred Stock and the 338,982 shares of Common Stock when issued upon conversion of the shares of Series A Preferred Stock, shall be legally issued, fully paid and non-assessable.

     The 220,000 shares of Common Stock, when issued and paid for in accordance with the terms of the option agreements, are and will be legally issued, fully paid and non-assessable.

     I consent to the use of this opinion as an exhibit to said Registration Statement on From S-3, and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                                               Very truly yours,

                                                           David S. Klarman, Esq
                                              Vice President and General Counsel